    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 12, 2000

                                                     REGISTRATION NO. 333-_____

===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        -------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                        -------------------------------

                       VIDEO NETWORK COMMUNICATIONS, INC.
                   (FORMERLY OBJECTIVE COMMUNICATIONS, INC.)
             (Exact Name of Registrant as Specified in Its Charter)

                DELAWARE                                    3669                                 54-1707962
     (State or Other Jurisdiction of            (Primary Standard Industrial                   (IRS Employer
     Incorporation or Organization)             Classification Code Number)                Identification Number)

                                             -------------------------------

             VIDEO NETWORK COMMUNICATIONS, INC.                                      ROBERT H. EMERY
                   50 INTERNATIONAL DRIVE                                        50 INTERNATIONAL DRIVE
               PORTSMOUTH, NEW HAMPSHIRE 03801                               PORTSMOUTH, NEW HAMPSHIRE 03801
                       (603) 334-6700                                                (603) 334-6700
     (Address, including Zip Code, and Telephone Number,        (Name, Address, including Zip Code, and Telephone Number
  including Area Code, of Registrant's Principal Executive                        of Agent for Service)
                          Offices)

                                    COPY TO:
                              ELLEN C. GRADY, ESQ.
                                  SHAW PITTMAN
                            1676 INTERNATIONAL DRIVE
                             MCLEAN, VIRGINIA 22102
                                 (703) 790-7946


                                               CALCULATION OF REGISTRATION FEE
============================================================================================================================
 TITLE OF SECURITIES TO    AMOUNT TO BE REGISTERED     PROPOSED MAXIMUM        PROPOSED MAXIMUM            AMOUNT OF
    BE REGISTERED (1)                                AGGREGATE PRICE PER      AGGREGATE OFFERING        REGISTRATION FEE
                                                             UNIT                    PRICE
----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value       1,760,000 shares           $1.8906  (3)           $3,327,456 (3)              $878.45
$.01 per share (2)

Warrants to purchase one          1,760,000              $ 0.875 (5)            $1,540,000 (5)              $406.56
share of Common Stock (4)

Shares of Common Stock        1,760,000 shares            $4.00 (6)             $7,040,000 (6)             $1,858.56
underlying Warrants
============================================================================================================================

============================================================================================================================
Units underlying
placement agent's                  264,000                  $2.125                 $561,000                 $148.11
purchase option (7)(8)

Shares of Common stock
included as part of the
units underlying               264,000 shares           Not applicable          Not applicable           Not applicable
placement agent's
purchase option (8)

Warrants included  as
part of the units                  264,000              Not applicable          Not applicable           Not applicable
underlying placement
agent's purchase option
(8)

Shares underlying
warrants included as           264,000 shares              $4.00(6)             $1,056,000 (6)              $278.79
part of units underlying
placement agent's
purchase option

Total                          Not applicable           Not applicable          Not applicable             $3,570.47
============================================================================================================================

(1) This registration statement is to register certain securities issued or issuable in connection with a private placement (the "Private Placement") of 1,760,000 units, each unit consisting of one share of common stock, par value $.01 per share (the "Common Stock"), of the Registrant, and one warrant to purchase one share of Common Stock of the Registrant at an initial exercise price of $4.00 per share, that was completed in August 2000.

(2) Consists of 1,760,000 shares (the "Shares") of Common Stock issued in the Private Placement that may be offered and sold by certain stockholders of the Company on a delayed or continuous basis.

(3) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), based on the average of the high and low prices for the Registrant's Common Stock on the Nasdaq SmallCap Market on October 10, 2000.

(4) Consists of warrants to purchase 1,760,000 shares of Common Stock of the Registrant at an initial purchase price of $4.00 per share (the "Public Warrants") issued by the Registrant in the Private Placement that may be offered and sold by certain stockholders of the Company on a delayed or continuous basis.

(5) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low prices for the Registrant's Public Warrants on the Nasdaq SmallCap Market on October 10, 2000.

(6) Pursuant to Rule 457(g) under the Securities Act, calculated based on the initial exercise price to be paid to the Company by the holders upon exercise of the Public Warrants.

(7) Consists of units issuable upon the exercise of an option to purchase (the "Purchase Option") that was issued by the Registrant as partial compensation to the placement agent of the Private Placement. Each unit consists of one share of Common Stock and one Public Warrant. The Purchase Option has an initial exercise price of $2.125 per unit.

(8) Pursuant to Rule 416 under the Securities Act, there are also being registered such additional securities as may be issued pursuant to the anti-dilution provisions of the Public Warrants and the Purchase Option.

                            -----------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as possible after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

===============================================================================

                                EXPLANATORY NOTE

This Registration Statement is to register certain securities issued or issuable in connection with a private placement by Video Network Communications, Inc. ("VNCI" or the "Company") completed in August 2000 (the "Private Placement") of 1,760,000 units, each unit consisting of one share of common stock, par value $.01 per share (the "Common Stock"), and one redeemable warrant to purchase one share of Common Stock at an initial exercise price of $4.00 per share (the "Public Warrants"). The Public Warrants issued in the Private Placement are exercisable during the period from February 26, 2001 to June 15, 2004, subject to prior redemption by the Company.

This Registration Statement registers the following securities for public resale by certain selling stockholders: (1) 1,760,000 shares of Common Stock issued in the Private Placement, (2) Public Warrants to purchase 1,760,000 shares of our Common Stock issued in the Private Placement, and (3) up to an additional 1,760,000 shares of Common Stock underlying the Public Warrants. The securities that are covered by this Registration Statement that may be offered and sold by certain selling stockholders may be offered and sold on a delayed or continuous basis from time to time.

This Registration Statement also registers the following securities for issuance and sale by the Company: (1) the 1,760,000 shares of Common Stock underlying the Public Warrants, (2) the 264,000 shares of Common Stock and the Public Warrants to purchase 264,000 shares of Common Stock that comprise the units issuable upon exercise of the purchase option (the "Purchase Option") issued by VNCI to the placement agent of the Private Placement, and (3) the 264,000 shares of Common Stock underlying the Public Warrants included in the units underlying the Purchase Option. The Purchase Option is exercisable at an initial exercise price of $2.125 per unit, subject to adjustment, and is exercisable between February 26, 2001 and August 25, 2005.

All of the securities to be offered and sold in this offering by the selling stockholders are subject to a lock-up arrangement that expires on August 25, 2001, except that such securities may be transferred earlier with the prior written consent of the placement agent of our Private Placement. All of the equity securities covered by this registration statement to be offered and sold by the selling stockholders will be sold for their own accounts, and we will not receive any proceeds from the sale of such securities. If the Public Warrants are exercised in full, we will receive gross proceeds of $7,040,000. If the Purchase Option is exercised in full for cash, we would receive gross proceeds of $561,000, and if the Public Warrants issuable upon exercise of the Purchase Option are exercised in full, then we will receive additional gross proceeds of $1,056,000. We intend to use any net proceeds from the exercise of the Public Warrants and the exercise of the Purchase Option and the underlying Public Warrants for general corporate purposes and to provide working capital.

PROSPECTUS

VIDEO NETWORK COMMUNICATIONS, INC.                              [VNCI LOGO]

---------------

         This prospectus relates to the offering and sale of the following equity securities of Video Network Communications, Inc., by the persons indicated.

         Certain selling stockholders of VNCI are offering and reselling the following securities:

         -    1,760,000 outstanding shares of our common stock,

         - our outstanding redeemable publicly traded warrants to purchase 1,760,000 shares of our common stock at an initial exercise price of $4.00 per share (the "Public Warrants"), and

         - up to an additional 1,760,000 shares of our common stock that they may acquire upon exercise of our Public Warrants.

         VNCI is offering the following securities for sale:

         - up to 1,760,000 shares of our common stock for issuance upon exercise of our outstanding Public Warrants,

         - 264,000 shares of our common stock that may be issued as part of units issuable upon exercise of a purchase option (the "Purchase Option") issued to the placement agent of the private placement that we completed in August 2000 as partial compensation for its services,

         - Public Warrants to purchase an additional 264,000 shares of common stock that may be issued as part of units issuable upon exercise of the Purchase Option, and

         - the 264,000 shares of common stock underlying the Public Warrants issuable as part of units issuable upon exercise of the Purchase Option.

         Each outstanding Public Warrant entitles the holder to purchase one share of our common stock at an initial exercise price of $4.00 per share during the period from February 26, 2001 to June 15, 2004. We may, with the consent of the representative of our June 1999 public offering, redeem the Public Warrants at any time after they become exercisable at a price of $.01 per warrant upon not less than 30 days' notice if the last sale price of the common stock has been at least 200% of the then exercise price per warrant (initially $8.00 per share) for the 20 consecutive trading days ending on the third day prior to the day on which notice is given. The Public Warrants issuable upon exercise of the Purchase Option will be part of the class of our outstanding publicly traded warrants.

         The outstanding Purchase Option is exercisable during a period beginning on February 26, 2001 and ending on August 25, 2005, and is exercisable in cash at an initial exercise price of $2.125 per unit. In lieu of paying the exercise price in cash, holders of the purchase option also have the right to convert any exercisable but unexercised portion of the Purchase Option into securities using a conversion formula based on the value of the options being converted. Upon exercise of the Purchase Option, each holder is entitled to receive, for each Purchase Option exercised, one share of our common stock and one Public Warrant.

         All of the securities to be offered and sold in this offering by the selling stockholders are subject to a lock-up arrangement that expires on August 25, 2001, except that such securities may be transferred earlier with the prior written consent of the placement agent of our Private Placement.

         All of the equity securities covered by this registration statement to be offered and sold by the selling stockholders will be sold for their own accounts, and we will not receive any proceeds from the sale of such securities. If the Public Warrants are exercised in full, we will receive gross proceeds of $7,040,000. If the Purchase Option is exercised in full for cash, we would receive gross proceeds of $561,000, and if the Public Warrants issuable as part of the units upon exercise of the Purchase Option are exercised in full, then we will receive additional gross proceeds of $1,056,000. We intend to use any net proceeds from the exercise of the Public Warrants, or the exercise of the Purchase Option and the underlying Public Warrants for general corporate purposes and to provide working capital. We may pay certain solicitation fees in connection with the exercise of the publicly traded warrants. At the time we completed our June 1999 public offering, we agreed to pay EarlyBirdCapital, Inc., the representative of the underwriters of that offering and the placement agent for our Private Placement, a fee equal to 5% of the exercise price of each Warrant exercised if EarlyBirdCapital, Inc. solicited the exercise of such Warrant. The payment of the solicitation fee is subject to certain conditions, including, among others, limitations imposed by the National Association of Securities Dealers, Inc. on the payment and scope of such fees.

         The shares of common stock issuable upon exercise of our outstanding Public Warrants, and the securities that are issuable by us upon exercise of the outstanding Purchase Option, are offered solely by us and no underwriters are participating in the offering. The securities offered by the selling stockholders may be offered by them for sale from time to time in one or more transactions, including block trades, on the Nasdaq SmallCap market, in the over-the-counter market, in privately negotiated transactions, in other methods of sale described under "Plan of Distribution" later in this prospectus. The selling stockholders may sell the securities offered by this prospectus in amounts and at times determined by them.

         The selling stockholders and any broker-dealer or agent that participates with the selling stockholders in the distribution of the equity securities may be deemed to be "underwriters" within the meaning of section 2(11) of the Securities Act of 1933, as amended, in which case any commissions or profits on the resale of the securities may be deemed underwriting commissions or discounts under the Securities Act.

         We will pay all of the costs and fees relating to the registration of the securities covered by this prospectus. We will not pay, however, any discounts, concessions or commissions payable to underwriters, dealers or agents incident to the offering of the securities.

         Our common stock and Public Warrants trade on the Nasdaq SmallCap Market under the symbols VNCI and VNCIW, respectively. On October 10, 2000, the last sales prices of the common stock and Public Warrants as reported on The Nasdaq SmallCap Market was $2.00 per share and $0.875 per Public Warrant.

         INVESTING IN OUR EQUITY SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD INVEST IN THE SECURITIES ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We are subject to the information requirements of the Securities Exchange Act of 1934, and, in accordance with those requirements, we file reports and other information with the SEC. Our reports, proxy statements, and other information can be inspected without charge at the public reference rooms maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549; Seven World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of those materials also may be obtained from the public reference section of the SEC, 450 Fifth Street, N.W., Washington, D.C., 20549, at prescribed rates. You may obtain additional information about the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Information is also publicly available through the SEC's web site located at http://www.sec.gov. Our common stock and publicly traded warrants are quoted on the Nasdaq SmallCap Market and information concerning us also can be inspected at the office of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006-1500.

         The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including VNCI. We maintain a Web site that includes our SEC reports as well as other information about us at http://www.vnci.net. Other than the information that we specifically incorporate by reference in this prospectus as set forth below, none of the other information referred to above should be considered part of this prospectus.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until the selling stockholders sell all of the securities covered by this prospectus. This prospectus is part of a registration statement we filed with the SEC.

         1. Our registration statement on Form 8-A filed with the SEC on March 13, 1997, registering our common stock under Section 12(g) of the Exchange Act;

         2. Our registration statement on Form 8-A filed with the SEC on June 18, 1999, registering units and the Public Warrants under
               Section 12(g) of the Exchange Act;

         3. Our Annual Report on Form 10-KSB for the year ended December 31, 1999, as filed with the SEC on March 30, 2000;

         4. Our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2000, as filed with the SEC on May 14, 2000;

         5. Our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2000, as filed with the SEC on August 16, 2000;

         6. Our Current Report on Form 8-K, as filed with the SEC on August 28, 2000;

         7. Our Current Report on Form 8-K, as filed with the SEC on September 1, 2000; and

         8. All documents filed by VNCI pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Prospectus.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Video Network Communications, Inc., 50 International Drive, Portsmouth, New Hampshire 03801, Attention: Robert H. Emery, Chief Financial Officer and Vice President, Administration, telephone number 603-334-6700.

         We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the equity securities offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, certain terms of which are omitted in accordance with the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding VNCI and the equity securities offered under this prospectus, we refer you to the registration statement and the exhibits and schedules which may be obtained from the SEC at its principal office in Washington, D.C. upon payment of the fees prescribed by the SEC.

                                TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
        Where to Find Additional Information.......................        3
        Incorporation of Certain Documents By Reference ...........        3
        Table of Contents..........................................        4
        Summary....................................................        5
        Risk Factors...............................................        6
        Use of Proceeds............................................       11
        Price Range of Common Stock................................       11
        Beneficial Ownership of  Selling Stockholders..............       13
        Certain Transactions With Selling Stockholders.............       15
        Our Relationship With EarlyBirdCapital, Inc. ..............       15
        Description of Securities..................................       16
        Plan of Distribution.......................................       17
        Legal Matters..............................................       18
        Experts....................................................       18


         Video Network Communications, Inc. was incorporated in 1993 under the corporate name "Objective Communications, Inc." We changed our name to Video Network Communications, Inc. in September of 1999. Our executive offices are located at 50 International Drive, Portsmouth, New Hampshire 03801, and our telephone number is (603) 334-6700.

         Unless otherwise indicated in this prospectus, all information in this prospectus gives effect to a one share for seven shares reverse stock split of our issued and outstanding common stock effective on April 14, 1999, gives effect to the conversion to common stock of our issued and outstanding Series B 5% Cumulative Convertible Preferred Stock on June 18, 1999, and gives effect to the conversion to common stock of our outstanding 5% Convertible Debentures due 2003 on June 18, 1999.

         Some of the statements contained in this prospectus including statements under "Prospectus Summary" and "Risk Factors" are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and may involve a number of risks and uncertainties. Actual results and future events may differ significantly based upon a number of factors, including:

         -  risks in product and technology development;

         -  customer and market acceptance of new products;

         -  demand for our products; and

         -  the impact of competitive products and pricing.

Additional information about these and other risks and uncertainties that may affect VNCI and our business is included in "Risk Factors" beginning on page 6 of this prospectus.

         In this prospectus, we refer to Video Network Communications, Inc., a Delaware corporation, as we, the Company or VNCI. We refer to the stockholders who beneficially own securities being offered and sold using this prospectus as the selling stockholders. We refer to prospective investors as you or the investor(s).

         VidPhone(R) and VidModem(R) are registered trademarks of VNCI, and we have an application pending to register VNCI(R). This prospectus also contains trademarks and trade names of other companies.

                                     SUMMARY

         Video Network Communications is a Delaware corporation formed in 1993 to design, develop and market video network systems to deliver full motion, high resolution video to the business user's desktop on a cost-effective basis. Users of the VidPhone video network system can view broadcast video, participate in multi-party video conferences and retrieve stored video on demand. Our VidPhone system distributes video to and from desktop and laptop personal computers and conference rooms configured with VidPhone stations, over the same wiring used by the telephone without interfering with normal telephone usage. We believe that the VidPhone system offers greater functionality and compatibility with existing infrastructure and delivers higher quality than other video network or conferencing systems available today.

         We are a relatively new company offering a new technology product. We first introduced our technology and initial products in late 1998 and demonstrated our first commercial product during the first half of 1999.

         We reported revenues of $1,793,000 for the quarter ended June 30, 2000, an increase of 174% when compared with revenues reported for the first quarter of 2000 and an increase of 117% compared to the second quarter of 1999. Our operating expenses for the quarter ended June 30, 2000 of $2,291,000 were approximately 15% higher than our operating expenses in the first quarter of 2000 and 8% higher than our operating expenses in the second quarter of 1999. At this stage of development it is difficult for us to predict with accuracy the level of our sales in future periods, or when our marketing initiatives will result in sales. Each sale of our equipment continues to account for a significant portion of our revenues. Accordingly, we expect to continue to experience significant, material fluctuations in our revenues on a quarterly basis for the foreseeable future.

         Our VidPhone enterprise video system utilizes patented technology to distribute TV-quality video, FM-quality stereo audio and data to laptop or personal computers using the telephone wiring connecting telephones to the PBX or CENTREX and bypasses the enterprise's local area network. We are continuing to invest a significant amount of our resources in research and development, because we consider the commercialization of our products to be fundamental to our future success. In April, we announced our implementation of Java technology, V 2.0, which will enable us to offer customers a platform-independent video network solution. In addition to V 2.0, we are currently developing an interface to support Internet protocol (IP)-based local area network applications. We currently expect that this interface will be available at the end of 2000.

               We have completed the restructuring of our sales and marketing team that began in November 1999. As part of this effort, we have recently concentrated our sales and marketing efforts in five vertical markets and, as discussed in detail below in the Sales and Marketing portion of the Business section, we have experienced some success in each of these markets. We have targeted the finance, medicine, education, video broadcast and government sectors of the market. We have also recently had significant sales to resellers internationally in Europe and Asia. Several of our recent sales have been to key reference accounts such as the Inter-American Development Bank (IADB), the Cole Eye Institute of the Cleveland Clinic, and the First District of the Federal Court System in Concord, New Hampshire. We believe that further development of these and additional reference accounts will shorten our sales cycle in the future, while promoting relationships with resellers.

                                  RISK FACTORS

         Investing in our equity securities is very risky. You should be able to bear a complete loss of your investment. You should consider carefully the following factors, among others.

WE WILL REQUIRE ADDITIONAL FINANCING

         We estimate that our cash on hand will fund and anticipated receipts from operations will fund our operations for the foreseeable future. However, changes in the market in which we operate, in our business, or in our business plan could increase our need for additional capital. Our future capital requirements could exceed our current expectations as a result of increases in the cost of manufacturing and marketing activities, the size of our research and development programs, the length of time required to collect accounts receivable, and competing technological and market developments.

         After our current cash is exhausted, we will need additional cash to continue operating. To date, the cash generated from operations has not been sufficient to fund our business and we have been dependent on financings to continue operating. We expect that we will continue to require outside debt or equity financing for the foreseeable future. We do not currently have any lines of credit or bank financing, and we do not anticipate having access to bank financing for the foreseeable future. We may not be able to raise any additional money through equity or debt financings on acceptable terms or at all. If we were to raise additional funds through the issuance of equity or convertible debt securities, your investment in VNCI could be substantially diluted and those securities could have preferences and privileges that your securities do not have. If we are not able to complete additional financings when capital is needed, we will not be able to continue operating.

WE MAY BE UNABLE TO MEET THE PAYMENT SCHEDULE ON NOTES PAYABLE

         We currently have an outstanding note to a trade creditor, Sanmina Corp., in the original principal amount of $4.3 million, relating to 1998 accounts payable due Sanmina which were reduced to a note in January 1999. In January 2000, we defaulted on the interest payment due to Sanmina and have not made subsequent interest and principal payments to Sanmina in 2000 when due. In August 2000, we renegotiated the terms of the note to Sanmina. Under the current terms of the note, we paid Sanmina $150,000 on the closing date of the Private Placement, and we are obligated to pay Sanmina (i) $150,000 on or before November 15, 2000 and (ii) an amount each month equal to a percentage of the accounts receivable that we collected in the previous calendar month, with the percentage ranging from 0% to 5%, based upon the net amount of accounts receivable that we collect. The Sanmina note is secured by our personal property and certain of our other assets. At September 30, 2000, we owed Sanmina approximately $3.3 million in principal and interest on this note.

         We also have a note outstanding to our legal counsel for legal fees that were incurred prior to 1999. Under the terms of the note, we are obligated to make monthly principal and interest payments to our legal counsel of approximately $26,000 per month. In January 2000, we did not make the required interest payment to our counsel, and we did not make subsequent interest and principal payments to legal counsel in 2000 when due. Subsequently, we paid our legal counsel $77,874 on the note. On August 25, 2000 we paid legal counsel a lump sum payment of approximately $51,000 and have agreed to pay legal counsel $20,000 each month until the note is paid in full. At September 30, 2000, we owed our legal counsel approximately $167,000 in principal and interest on this note.

         We cannot assure you that we will be able to make the required principal and interest payments on these notes when due. If we default on these notes, we may lose those assets that serve as security or we may not be able to continue to receive legal services from our attorneys and we could be found liable to pay immediately in one payment all of the aggregate outstanding principal and interest on the notes.

CUSTOMERS MAY NOT BUY OUR PRODUCTS DUE TO CONCERNS OVER OUR VIABILITY

         Due to our recurring losses from operations and lack of cash, some potential customers may decide not to purchase our video network system because of concerns that we may be unable to service, enhance or upgrade the systems. If we are not able to alleviate concerns about our long-term viability, we may not be able to market and sell our video network system successfully and continue operations.

WE HAVE A HISTORY OF SIGNIFICANT LOSSES AND EXPECT LOSSES TO CONTINUE

         We have incurred substantial losses from operations to date and had an accumulated deficit of approximately $56.1 million through June 30, 2000. Our financial statements for the year ended and as of December 31, 1999, indicate that there is substantial doubt about our ability to continue as a going concern. We expect to continue to lose money for the foreseeable future.

         We recognized only $2.4 million in revenues during the first 6 months of 2000, recognized only $2.4 million in revenues during 1999, and recognized only $766,000 in revenues from the sale of products during 1998. We did not recognize any revenues in 1997. Accordingly, there is no historical basis for you to expect that we will be able to realize operating revenues or profits in the future. We have a limited number of orders for delivery during the remainder of 2000 and we cannot predict with accuracy what our revenues will be in the future. Our ability to generate sales and to recognize operating revenues in the future will depend on a number of factors, certain of which are beyond our control, including:

         - customer acceptance of products shipped and installed to date and in the future;

         - our ability to generate new sales of products and secure customer acceptance; and

         -     customer payments

WE HAVE A LIMITED OPERATING HISTORY

         Although we were incorporated in 1993, we focused on research and development until we shipped our first commercial VidPhone system in the third quarter of 1998. James F. Bunker, our Chairman, has been with us since July 1998 and Carl Muscari, our President and Chief Executive Officer, joined us in September 1999. In January 2000, we hired Stephen A. LaMarche as Vice President, Sales and Marketing. Because of our limited operating history and the relatively short tenure of several of our key senior managers, you have limited information on which to assess our ability to realize operating revenues or profits in the future.

WE MAY NOT BE ABLE TO MARKET OUR PRODUCTS EFFECTIVELY

         We Are Dependent on Resellers. We distribute our products primarily through major sellers of telephony products, system integrators and Value Added Resellers ("VARs"). Currently, we have agreements with approximately twelve resellers. These arrangements are for relatively short contractual periods and may be terminated under certain circumstances. We cannot assure you that we will be able to maintain existing reseller relationships or establish new ones. We compete for relationships against third-party resellers with larger, better-established companies with substantially greater financial resources. If we cannot maintain our current reseller relationships and cannot develop new relationships, we may not be able to sell our video network system.

         Resellers May Not Be Effective Distributors. Sales to third party resellers are expected to generate a significant part of our future revenues. However, we have sold only a limited number of video network systems and components under our reseller arrangements, and to date have recognized minimal revenues from those sales. We currently have limited orders from our resellers for additional sales of VidPhone systems. If our resellers fail to market and sell our products, or our products fail to become an accepted part of the resellers' product offerings, the value of your investment could be reduced.

         We May Not Be Able To Develop Direct Sales and Marketing Capabilities. We expect to depend on the marketing efforts of our resellers for the foreseeable future. However, we are developing a small direct marketing capability to promote our video network system and to support our resellers. We cannot assure you that we will be able to create awareness of, and demand for, our products through our marketing efforts, or that the development of our direct marketing capabilities will lead to sales of our products and services. If we cannot successfully develop our own sales and marketing capabilities, we may not succeed in building brand-name recognition of the VidPhone system, and we will remain solely dependent on reseller efforts.

THE MARKET FOR VIDEO COMMUNICATIONS PRODUCTS MAY NOT DEVELOP

         The market for video communications products is new and is rapidly evolving. As is typical for a new technology, demand for and market acceptance of new products is unpredictable. If the market for video communications products fails to develop or develops more slowly than expected, our business and financial condition could be materially and adversely affected.

UNCERTAIN PROTECTION OF INTELLECTUAL PROPERTY

         Our success will depend, in part, on our ability to protect our intellectual property rights to our proprietary hardware products. Toward that end, we rely in part on trademark, copyright and trade secret law to protect our intellectual property in the U.S. and abroad. The degree of protection provided by patents is uncertain and involves largely unresolved complex legal and factual questions.

         The process of seeking patent and trademark protection can be long and expensive, and there is no assurance that any pending or future applications will result in patents and/or registered trademarks. Further, although we have some patents on our technology, we cannot assure you that these or any other proprietary rights granted will provide meaningful protection or any commercial advantage to us. We also cannot assure you that claims for infringement will not be asserted or prosecuted against us in the future, although we are not presently aware of any basis for claims. A number of companies have developed and received proprietary rights to technologies that may be competitive with our technologies. Most of these entities are larger and have significantly greater resources than we do. Given the rapid development of technology in the telecommunications industry, we cannot assure you that our products do not or will not infringe upon the proprietary rights of others.

WE ARE DEPENDENT ON THIRD PARTIES FOR MANUFACTURING

         We outsource the manufacturing and assembly of many of the components of our products. We cannot assure you that our subcontractors will continue to perform under our agreements with them or that we will be able to negotiate continuing arrangements with these manufacturers on acceptable terms and conditions, or at all. In particular, our failure to pay these manufacturers when due could affect their willingness to continue working with us. If we cannot maintain relationships with our current subcontractors, we may not be able to find other suitable manufacturers. Any difficulties encountered with these manufacturers could cause product defects and/or delays and cost overruns and may cause us to be unable to fulfill orders on a timely basis. Any of these difficulties could materially and adversely affect us.

GOVERNMENT REGULATION

         Several components of our video network system, including the VidModem and VidPhone Switch, must comply with certain regulations of the Federal Communications Commission ("FCC"). Under FCC regulations, we will be required to follow a verification procedure consisting of a self-certification that the VidModem complies with applicable regulations pertaining to radio frequency devices. A qualified, independent testing facility tested the VidModem, and it was found to comply with FCC regulations. We obtained equipment registrations from the FCC for certain VidPhone system components, including the VidPhone switch that is connected to the public switched telephone network.

         Although we believe that at present the VidPhone system complies with all applicable government regulations, future government regulations could increase the cost of bringing products to market or adversely affect our ability to market and sell our products and technology.

WE MAY REDEEM THE PUBLIC WARRANTS

         Beginning on February 26, 2001, we may redeem the Public Warrants at a price of $.01 per warrant upon 30 days' prior written notice after our common stock has traded at a closing bid price equal to or greater than 200% of the then exercise price of the Public Warrants (initially $8.00 per share) for a period of at least 20 consecutive trading days, provided that the shares of common stock underlying the Public Warrants are then the subject of an effective registration statement filed with the SEC. If the Public Warrants are redeemed, holders of the Public Warrants will lose their rights to exercise the Public Warrants upon the expiration of the 30-day notice period. Upon receipt of a notice of redemption, holders would be required to (a) exercise the Public Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so, (b) sell the Public Warrants at the then current market price, if any, when they might otherwise wish to hold the Public Warrants, or
(c) accept the redemption price which is likely to be substantially less than the market value of the Public Warrants prior to the notice of redemption.

OUR MARKET VALUE IS HIGHLY VOLATILE

         The market price of our common stock has been highly volatile and may continue to fluctuate in the future. We completed an initial public offering of 295,714 shares of our common stock at a price of $38.50 per share in April 1997. Subsequently, in November 1997 we completed a follow-on public offering of 142,857 shares of common stock at a price of $161.875 per share. In June of 1999, we completed a public offering of 2,300,000 units, each unit consisting of three shares of common stock and two Public Warrants with an exercise price of $4.00. The units were sold at a price of $7.50 per unit. In August of 2000, we completed the private placement of 1,760,000 units, each unit consisting of one share of common stock and one Public Warrant with an exercise price of $4.00. The units were sold at a price of $1.50 per unit. On October 10, 2000, the last sales prices of our common stock and the Public Warrants as reported on the Nasdaq SmallCap Market was $2.00 per share and $0.875 per Public Warrant. As a result of our stock price volatility, it is difficult to determine the market value of our company. We have no way of ascertaining the prices of our equity securities in the future.

THE EXERCISABILITY OF THE PUBLIC WARRANTS IS SUBSTANTIALLY LIMITED

         The Public Warrants sold in the Private Placement are not exercisable unless, at the time of exercise, we have an effective registration statement (the "Registration Statement") on file with the SEC containing a current prospectus covering the shares of common stock issuable upon exercise of the Public Warrants, or there is an available exemption from registration applicable to their issuances under the Securities Act and, if required, the shares are registered, qualified or exempt from registration or qualification under applicable securities or "blue sky" laws. Although the Registration Statement of which this prospectus constitutes a part registers all of the shares of common stock issuable upon exercise of the Public Warrants, we may not be able to maintain the effectiveness of the Registration Statement until the expiration of the Public Warrants, and there is no assurance that we will be able to do so. The value of the Public Warrants may be greatly reduced if a Registration Statement covering the shares of common stock issuable upon exercise of the Public Warrants is not declared and kept effective or if such common stock is not qualified or registered under state securities laws.

SUBSTANTIAL NUMBERS OF SHARES OF OUR COMMON STOCK WILL BECOME AVAILABLE FOR FUTURE SALE IN THE PUBLIC MARKET

         We have a substantial number of shares of our common stock, including shares issuable upon exercise of certain outstanding options and warrants, that will soon become available for sale in the public market. We cannot predict the effect that any future sales of shares of common stock, or the availability of such shares for sale, will have on the market price of the common stock from time to time. We believe that sales of substantial numbers of shares of common stock, or the perception that such sales could occur, could adversely affect prevailing market prices of the common stock and our ability to raise capital in the future through the sale of additional securities.

         Certain shares of our common stock held by existing stockholders constitute "restricted shares" as defined in Rule 144 under the Securities Act. These shares may only be sold if they are registered under the Securities Act or sold under Rule 144 or another exemption from registration under the Securities Act. Sales under Rule 144 are subject to the satisfaction of certain holding periods, volume limitations, manner of sale requirements, and the availability of current public information about us.

         A substantial portion of all of our restricted shares of common stock either will soon be eligible for sale pursuant to Rule 144 or have been registered under the Securities Act for resale by the holders. This will permit the sale of registered shares of common stock in the open market or in privately negotiated transactions without compliance with the requirements of Rule 144. We are unable to estimate the amount, timing or nature of future sales of outstanding common stock.

         In addition to the restricted shares of common stock, we have reserved shares of common stock for issuance upon exercise of outstanding warrants and options. Shares of common stock issuable in the future upon exercise of these options and warrants could hinder future financings. In addition, the holders of some of these options and warrants, and the holders of certain restricted shares of common stock, have registration rights, and the sale of shares of common stock upon exercise of those rights or the availability of such shares for sale could adversely affect the market price of our common stock.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the common stock offered by the selling stockholders covered by this prospectus, which are being offered for sale by the selling stockholders for their own account.

         If the Purchase Option is exercised in full for cash, we would receive gross proceeds of $561,000, and if the Public Warrants issuable as part of the units upon exercise of the Purchase Option are exercised in full, then we will receive additional gross proceeds of $1,056,000. We intend to use any net proceeds from the exercise of the Public Warrants or the exercise of the Purchase Option and the underlying Public Warrants for general corporate purposes and to provide working capital. We may pay certain solicitation fees in connection with the exercise of the Public Warrants. At the time we completed our June 1999 public offering, we agreed to pay EarlyBirdCapital, Inc., the representative of the underwriters of that offering and the placement agent of our Private Placement, a fee equal to 5% of the exercise price of each Warrant exercised if EarlyBirdCapital solicited the exercise of such Public Warrants. The payment of the solicitation fee is subject to certain conditions, including, among others, limitations imposed by the National Association of Securities Dealers, Inc. on the payment and scope of such fees.

                 PRICE RANGE OF COMMON STOCK AND PUBLIC WARRANTS

         Our common stock traded on the Nasdaq SmallCap Market from April 3, 1997 to October 30, 1997 and traded on the Nasdaq National Market from October 31, 1997 to April 30, 1999. Since May 3, 1999, our common stock traded on the Nasdaq SmallCap Market. The following table sets forth, for the periods indicated, the range of high and low sales prices per share reported on such quotation systems as adjusted to reflect the one share for seven shares reverse split in the common stock that occurred on April 14, 1999.

                                                       AS ADJUSTED
                                                  --------------------
                 PERIOD ENDING                      HIGH        LOW
                                                  ---------  ---------
  June 30, 1997 (from April 3, 1997)....          $  99.750  $  41.125
  September 30, 1997....................            267.750     77.875
  December 31, 1997.....................            257.250     89.250
  March 31, 1998........................            173.250    101.066
  June 30, 1998.........................            141.750     46.375
  September 30, 1998....................             67.375     18.375
  December 31, 1998.....................             38.500     12.250
  March 31, 1999........................             24.941      5.908
  June 30, 1999.........................              7.658      2.438
  September 30, 1999....................              5.469      2.031
  December 31, 1999.....................              4.313      1.625
  March 31, 2000........................              8.875      2.656
  June 30, 2000.........................              4.344      1.688
  September 30, 2000....................              2.688      1.438

         The market price of our common stock historically has been highly volatile. We completed an initial public offering of 295,714 shares of our common stock at a price of $38.50 per share in April 1997. Subsequently, in November 1997 we completed a follow-on public offering of 142,857 shares of common stock at a price of $161.875 per share. In June 1999, we completed a public offering of our units consisting of three shares of common stock and two redeemable common stock purchase options. In the June 1999 offering, we sold a total of 2,300,000 units at $7.50 per unit, comprised of an aggregate of 6,900,000 shares of our common stock and an aggregate of 4,600,000 redeemable common stock purchase options. In our August 2000 Private Placement, we sold 1,760,000 units at a purchase price of $1.50 per unit, which each unit consisting of one share of our common stock and one Public Warrant. On October 10, 2000, the last sale price per share of our common stock as reported on the Nasdaq SmallCap Market was $2.00 per share. It is difficult to predict the future market price per share of our common stock.

         Our Public Warrants have traded on the Nasdaq SmallCap Market since September 1, 1999. The following table sets forth, for the periods indicated, the range of high and low sales prices per warrant reported on the Nasdaq SmallCap Market since September 30, 1999.

                 PERIOD ENDING                      HIGH         LOW
                                                   --------   --------
  September 30, 1999....................             $0.563     $0.500
  December 31, 1999.....................              1.125      0.375
  March 31, 2000........................              4.125      0.844
  June 30, 2000.........................              2.375      0.563
  September 30, 2000....................              1.031      0.766

On October 10, 2000, the last sale price of our Public Warrants as reported on the Nasdaq SmallCap Market was $0.875 per warrant.

                             BENEFICIAL OWNERSHIP OF
                              SELLING STOCKHOLDERS

         The following table sets forth certain information provided to us by the selling stockholders regarding their beneficial ownership of our common stock and the Public Warrants as of the date of this prospectus, unless otherwise indicated. Unless otherwise noted, each security holder named has sole voting and investment power with respect to such shares and warrants, subject to community property laws where applicable.

         Selling stockholders may sell the shares of common stock and Public Warrants covered by this prospectus at such times and in such amounts as they may determine. For purposes of preparing this table, we have assumed that each selling stockholder will sell all of the shares of common stock and Public Warrants offered pursuant to this prospectus. However, we have not been advised by any selling stockholder whether they have any present intention to sell such securities.


                                                            NUMBER OF
                                                            SHARES OF                                   AFTER THE OFFERING (1)
                                                           COMMON STOCK                  NUMBER OF      ----------------------
NAME                           NUMBER OF     NUMBER OF      UNDERLYING     NUMBER OF      PUBLIC     NUMBER
-----                          SHARES OF       PUBLIC         PUBLIC       SHARES TO     WARRANTS    ------
                             COMMON STOCK     WARRANTS       WARRANTS       BE SOLD     TO BE SOLD   OF SHARES         PERCENT
                             ------------     --------       --------       -------     ----------   ---------         -------
Narinda Arora............        33,333        33,333          33,333          66,666        33,333         --          -- %
Judith Barclay..........        233,333       233,333         233,333         466,666       233,333         --          --
Clearview International
Investment..............        233,333       233,333         233,333         466,666       233,333         --          --
Steven Cohen............         16,667        16,667          16,667          33,334        16,667         --          --
Dalewood Associates LP..        519,166       519,166         519,166       1,038,332       519,166         --          --
Robert Gladstone........         16,667        41,667 (2)      41,667          33,334        16,667     25,000           *
Roger Gladstone.........         16,667        21,667 (3)      21,667          33,334        16,667      5,000           *
James Krantz............         20,000        20,000          20,000          40,000        20,000         --          --
David Nussbaum..........         16,667        41,667 (4)      41,667          33,334        41,667     25,000           *
Renberg Revocable Trust.         25,000        25,000          25,000          50,000        25,000         --          --
Richard J. Rosenstock,
Rev. Lvg. Trust DTD 3/5/96       66,667        66,667          66,667         133,334        66,667         --          --
RT Enterprises, L.P.....         66,667        66,667          66,667         133,334        66,667         --          --
The Marilyn and Barry
Rubenstein Family
Foundation .............        623,000 (5)    50,000          50,000         100,000        50,000    573,000         5.4
Wayne Saker.............         33,333        33,333          33,333          66,666        33,333         --          --
Seneca Ventures.........        673,000 (6)   100,000         100,000         200,000       100,000    573,000         5.4
Mark Shnitkin...........         16,667        16,667          16,667          33,334        16,667         --          --
Stourbridge Investments
Ltd.....................         12,500        12,500          12,500          25,000        12,500         --          --
David Thalheim Revocable
Living Trust DTD 3/5/96.         83,333        83,333          83,333         166,666        83,333         --          --
Woodland Venture Fund...        773,000 (7)   200,000         200,000         400,000       200,000    573,000         5.4

----------

 * Less than one percent.

   (1) Applicable percentage of common stock is based on 10,667,970 shares of common stock outstanding as of the date of this prospectus. Beneficial ownership is determined in accordance with rules of the SEC and for each beneficial owner is based on information provided to us by such selling security holder. Beneficial ownership generally includes voting or investment power with respect to securities. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. For each beneficial owner, shares of common stock subject to options or warrants exercisable within 60 days of the date of this prospectus are deemed outstanding.

   (2) Includes 25,000 shares of common stock that may be acquired upon exercise of an outstanding option issued in connection with the June 1999 public offering.

   (3) Includes 5,000 shares of common stock that may be acquired upon exercise of an outstanding option issued in connection with the June 1999 public offering.

   (4) Includes 25,000 shares of common stock that may be acquired upon exercise of an outstanding option issued in connection with the June 1999 public offering.

   (5) Includes (i) 50,000 shares of common stock purchased in the Private Placement; (ii) 162,000 shares of common stock held by the Barry Rubenstein Rollover IRA; (iii) 200,000 shares of common stock owned by Seneca Ventures, of which Mr. Barry Rubenstein is a general partner;
         (iv) 345,000 shares of common stock owned by Woodland Venture Fund, of which Mr. Rubenstein is a general partner; (v) 256,000 shares of common stock owned by Woodland Partners, of which Mr. Rubenstein is a general partner; and (vi) 50,000 shares of common stock owned by The Marilyn and Barry Rubenstein Family Foundation, as to which the Foundation has sole power to vote and dispose of such shares. Mr. Rubenstein is a trustee of the Foundation. The Marilyn and Barry Rubenstein Family Foundation disclaims beneficial ownership of these securities except to the extent of its equity interest therein.

   (6) Includes (i) 100,000 shares of common stock purchased in the Private Placement; (ii) 162,000 shares of common stock held by the Barry Rubenstein Rollover IRA; (iii) 200,000 shares of common stock owned by Seneca Ventures, as to which Seneca Ventures has sole power to vote and dispose of such shares; (iv) 345,000 shares of common stock owned by Woodland Venture Fund; (v) 256,000 shares of common stock owned by Woodland Partners; and (vi) 50,000 shares of common stock owned by The Marilyn and Barry Rubenstein Family Foundation. Seneca Ventures disclaims beneficial ownership of these securities except to the extent of its equity interest therein.

   (7) Includes (i) 200,000 shares of common stock purchased in the Private Placement; (ii) 162,000 shares of common stock held by the Barry Rubenstein Rollover IRA; (iii) 200,000 shares of common stock owned by Seneca Ventures; (iv) 345,000 shares of common stock owned by Woodland Venture Fund, as to which Woodland Venture Fund has sole power to vote and dispose of such shares; (v) 256,000 shares of common stock owned by Woodland Partners; and (vi) 50,000 shares of common stock owned by The Marilyn and Barry Rubenstein Family Foundation. Woodland Venture Fund disclaims beneficial ownership of these securities except to the extent of its equity interest therein.

                 CERTAIN TRANSACTIONS WITH SELLING STOCKHOLDERS

         We have not had any material transactions with the selling stockholders listed above during the past three years.

                  OUR RELATIONSHIP WITH EARLYBIRDCAPITAL, INC.

         EarlyBirdCapital (formerly known as Southeast Research Partners) acted as placement agent in the Private Placement, for which it received an 8% commission and a 2% non-accountable expense allowance. In connection with the Private Placement, we also issued to EarlyBirdCapital an option (the "Purchase Option") to purchase 264,000 units at a price per unit equal to the greater of
(i) $1.625 or (ii) $0.125 above the closing sales price of a share of common stock on the day prior to August 25, 2000 (i.e., $2.125), the closing date of the Private Placement (the "Closing Date"). We have also granted to EarlyBirdCapital a 30-day right of first refusal to underwrite or place future offerings for which we engage the services of an investment banker exercisable until August 2003. In addition, we have agreed until August 2003 to either appoint to our Board of Directors (the "Board") a person designated by EarlyBirdCapital or to permit EarlyBirdCapital to send a representative to observe each meeting of the Board. We will also pay "source fees" to EarlyBirdCapital, until August 2002, if EarlyBirdCapital introduces potential investors to us and those investors make subsequent investments in us.

         EarlyBirdCapital also acted as an underwriter and the representative of our June 1999 public offering of 2,300,000 units, for which it received underwriting discounts and commissions of approximately $1,380,000. We also paid EarlyBirdCapital a non-accountable expense allowance of $517,500. In addition, in connection with the June 1999 public offering, we sold to certain affiliates of EarlyBirdCapital, for an aggregate of $100, purchase options to purchase 200,000 units comprised of 600,000 shares of common stock and 400,000 redeemable common stock purchase warrants with an initial exercise price of $12.375 per unit. The purchase options are exercisable during a period that began on June 15, 2000 and ends on June 15, 2004. The warrants issuable upon exercise of the purchase options are the same as our Public Warrants, except that the initial exercise price of the Public Warrants included in the purchase options is $6.60 per share of common stock. In addition, under the terms of the underwriting agreement entered into in connection with the June 1999 public offering, we have agreed to use our best efforts to appoint or elect a designee of EarlyBirdCapital as a member of our Board for a period of three years beginning June 15, 1999. Our Board nominated Ms. Cheryl Snyder as a nominee for election to our Board, and at our Annual Meeting of Stockholders held in 1999, she was elected as a director to serve for a term expiring in 2002. Ms. Snyder served in that capacity until September 2000.

         In connection with the June 1999 public offering, we also engaged EarlyBirdCapital, on a non-exclusive basis, to act as our agent for the solicitation of the exercise of our Public Warrants. To the extent not inconsistent with the guidelines of the National Association of Securities Dealers, Inc., and the rules and regulations of the SEC, we have agreed to pay EarlyBirdCapital for bona fide services rendered a commission of 5% of the exercise price of each Public Warrant exercised after one year from June 15, 1999. In addition to soliciting, either orally or in writing, the exercise of the, such services may also include disseminating information, either orally or in writing, to warrant holders about us or the market for our securities and assisting in the processing of the exercise of the Public Warrants.

         EarlyBirdCapital also acted as one of the placement agents for our February 1999 private placement of securities, for which it received aggregate commissions of $228,000 and a non-accountable expense allowance of $85,500.

         Mr. David Nussbaum, one of the selling stockholders, is an officer and director of Dalewood Associates, Inc., the manager of Dalewood Associates LP, another selling stockholder. Mr. Nussbaum, Mr. Robert Gladstone and Mr. Roger Gladstone are each minority stockholders of Firebrand Financial Group, Inc. (formerly Research Partners International, Inc.), which is the majority stockholder of the parent company of EarlyBirdCapital.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

         Our Certificate of Incorporation authorizes us to issue up to 30,000,000 shares of common stock, par value $.01 per share. Of the 30,000,000 shares of common stock authorized, 8,907,970 shares are issued and outstanding as of the date of this prospectus (including the shares of common stock issued as part of our outstanding units, which are described below). We also have reserved an additional 4,600,000 shares of common stock for issuance upon exercise of our outstanding Public Warrants, and an additional 157,056 shares of common stock for issuance upon exercise of our other outstanding warrants. We provide you with additional information about our outstanding warrants below.

         Holders of common stock are entitled to receive such dividends as may be declared by the Board from funds legally available for such dividends. Upon liquidation, holders of shares of common stock are entitled to a pro rata share in any distribution available to holders of common stock. The holders of common stock have one vote per share on each matter to be voted on by stockholders, but are not entitled to vote cumulatively. Holders of common stock have no preemptive rights. All of the outstanding shares of common stock are, and all of the shares of common stock to be issued in connection with this offering will be, validly issued, fully paid and non-assessable.

OUTSTANDING PUBLIC WARRANTS AND PUBLIC WARRANTS ISSUABLE UPON EXERCISE OF THE PURCHASE OPTION

         The outstanding Public Warrants and Public Warrants issuable as part of units issuable upon exercise of the Purchase Option that are offered hereby are identical to our outstanding publicly traded warrants, except that the Public Warrants that are offered hereby may not be exercised until February 26, 2001. The outstanding Public Warrants currently trade on the Nasdaq SmallCap market under the symbol "VNCIW." Each Public Warrant offered pursuant to this Prospectus entitles the holder to purchase one share of common stock for an initial exercise price of $4.00 from February 26, 2001 to June 15, 2004, subject to prior redemption.

         No fractional shares of common stock will be issued in connection with the exercise of Public Warrants. Upon exercise, we will pay the holder the value of any such fractional shares in cash, based upon the market value of the common stock at the time of exercise.

         The Public Warrants will expire at 5:00 p.m., New York time, on June 15, 2004. In the event that a holder of Public Warrants fails to exercise the Public Warrants prior to their expiration, the Public Warrants will expire and the holder thereof will have no further rights with respect to the Public Warrants.

         We may redeem the Public Warrants beginning on February 26, 2001 so long as they are the subject of an effective registration statement filed with the SEC, at a price of $.01 per warrant upon not less than 30 days' prior written notice if the last sale price of the common stock has been at least 200% of the then exercise price of the Public Warrants (initially $8.00 per share) for the 20 consecutive trading days ending on the third day prior to the day on which notice is given.

         A holder of Public Warrants will not have any rights, privileges or liabilities as a stockholder of VNCI prior to the exercise of the Public Warrants. We are required to keep available a sufficient number of authorized shares of common stock to permit exercise of the Public Warrants. The exercise price of the Public Warrants and the number of shares issuable upon exercise of the Public Warrants will be subject to adjustment to protect against dilution in the event of stock dividends, stock splits, combinations, subdivisions and reclassifications. No assurance can be given that the market price of our common stock will exceed the exercise price of the Public Warrants at any time during the exercise period.

LOCK-UP AGREEMENTS

         All of the securities to be offered and sold in this offering by the selling stockholders are subject to a lock-up arrangement that expires on August 25, 2001, except that such securities may be transferred earlier with the prior written consent of EarlyBirdCapital, the placement agent of our Private Placement.

                              PLAN OF DISTRIBUTION

         The shares of common stock issuable by us upon exercise of the Public Warrants, the shares of common stock and Public Warrants issuable upon exercise of the Purchase Option and the shares of common stock issuable upon exercise of the Public Warrants underlying the Purchase Option are offered solely by us, and no underwriters are participating in this offering. However, at the time of our June 1999 public offering, we agreed to pay EarlyBirdCapital, which acted as the representative of the underwriters of that offering, 5% of the exercise price of each such warrant the exercise of which is solicited by EarlyBirdCapital. The payment of that solicitation fee is subject to several conditions including, among others, limitations imposed by the National Association of Securities Dealers on the payment and scope of such fees. No Public Warrants will be exercisable unless at the time of exercise there is a current prospectus covering the shares of common stock issuable upon exercise of such Public Warrants under an effective registration statement filed with the SEC and such shares have been qualified for sale or are exempt from qualification under the securities laws of the state of residence of the holder of such warrants. This prospectus is a part of the registration statement that we have filed relating to the shares of common stock issuable upon exercise of the Public Warrants, and the shares of common stock and Public Warrants issuable upon exercise of the outstanding purchase options and the Public Warrants underlying the purchase options. We have undertaken to keep this prospectus current, which will permit the purchase and sale of the common stock underlying the Public Warrants, but there can be no assurance that we will be able to do so. Although we intend to seek to qualify for sale the shares of common stock underlying the Public Warrants in various states, there can be no assurance that we will be able to do so. The exercise period of the Public Warrants expires on June 15, 2004, subject to prior redemption.

         This prospectus also registers shares of common stock and Public Warrants for resale by certain selling stockholders. The distribution of the securities by the selling stockholders, or by pledgees, donees, transferees or other successors in interest, may be effected from time to time in transactions on the Nasdaq SmallCap Market, other exchanges or in the over-the-counter market, or in negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholders may sell their shares of common stock from time to time by one or more of the following methods:

         - a block trade in which the broker or dealer engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         - purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

         - an exchange distribution in accordance with the rules of such exchange; or

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers.

         In addition, any selling stockholder may sell any shares of common stock covered by this prospectus which qualify pursuant to Rule 144 rather than under this prospectus. Broker-dealers through which transactions involving the common stock are effected may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the securities for whom such broker-dealers may act as agent or to whom they may sell as principal, or both. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders in connection with sales of the common stock. The selling stockholders have advised us that they have not entered into any underwriting arrangements or understandings relating to the sale of their shares and there is no underwriter or coordinating broker acting in connection with the sale of the shares of common stock by the selling stockholders.

         In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from selling stockholders in amounts to be negotiated immediately prior to the sale. The selling stockholders and agents who execute orders on their behalf may be deemed to be underwriters as that term is defined in Section 2(11) of the Securities Act and may be required to comply with the prospectus delivery requirements of the Securities Act. In addition, a portion of any proceeds of sales and discounts, commissions or other compensation may be deemed to be underwriting compensation for purposes of the Securities Act. The selling stockholders also may be subject to the anti-manipulation requirements of the Securities Act. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         The validity of the equity securities offered hereby and legal matters will be passed upon for us by Shaw Pittman, Washington, D.C., a partnership including professional corporations. Shaw Pittman holds a warrant to purchase 5,714 shares of our common stock at an exercise price of $18.59 per share.

                                     EXPERTS

         The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-KSB for the year ended December 31, 1999 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF OCTOBER 12, 2000.





                             SHARES OF COMMON STOCK
                                      AND
                   REDEEMABLE COMMON STOCK PURCHASE WARRANTS






                                  [VNCI LOGO]
                                      VNCI






                       VIDEO NETWORK COMMUNICATIONS, INC.






                               __________ __, 2000

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the expenses incurred or to be incurred by the Registrant in connection with the issuance and distribution of the securities to be offered and sold pursuant to this Registration Statement. All of the information set forth below constitutes good faith estimates of the expenses indicated, other than the SEC registration fee and the NASD filing fee.

                                                      DESCRIPTION                        AMOUNT
                                   ------------------------------------------------    ---------
                                   SEC registration fee............................    $   3,570.47
                                   NASD filing fee.................................        1,857.95
                                   Blue Sky fees and expenses (including fees of
                                   counsel)........................................        5,000.00
                                   Printing expenses...............................        3,000.00
                                   Transfer agent and registrar's fee..............        1,000.00
                                   Legal fees and expenses (other than Blue Sky)...       15,000.00
                                   Accounting fees and expenses....................       14,000.00
                                   Miscellaneous...................................        3,571.58
                                        Total......................................    $  47,000.00
                                                                                       ============

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The General Corporation Law of the State of Delaware (the "GCL") provides that a corporation may limit the liability of each director to the corporation or its stockholders for monetary damages, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases; and
(iv) for any transaction from which the director derived an improper personal benefit. The Fourth Amended and Restated Certificate of Incorporation (the "Certificate") of the Registrant provides for the elimination and limitation of the personal liability of directors of the Registrant for monetary damages to the fullest extent permitted by the GCL.

         In addition, the Certificate provides that if the GCL is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors of the Registrant shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. The effect of this provision is to eliminate the right of the Registrant and its stockholders (through stockholders' derivative suits on behalf of the Registrant) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. The provision does not limit or eliminate the rights of the Registrant or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the Certificate provides that the Registrant shall, to the fullest extent permitted by the GCL, as amended from time to time, indemnify each of its currently acting and former directors, officers, employees and agents.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

                                                           EXHIBITS
                                           ------------------------------------------
                        4.1                Fourth Amended and Restated Certificate of
                                           Incorporation of the Registrant (Incorporated by
                                           reference to Exhibit 3.1 of the Registrant's
                                           Quarterly Report on Form 10-QSB for the quarter
                                           ended September 30, 1999 filed with the Securities
                                           and Exchange Commission under the Securities Act of
                                           1933, as amended).

                        4.2                Amended and Restated Bylaws of the Registrant
                                           (Incorporated by reference to Exhibit 3.2 to the
                                           Registrant's Registration Statement on Form SB-2
                                           (File No. 333-20625) filed with the Securities and
                                           Exchange Commission under the Securities Act of
                                           1933, as amended).

                        4.3                Amendment to Amended and Restated Bylaws of the
                                           Company effective June 8th, 1999 (Incorporated by
                                           reference to Exhibit 3.4 of the Registrant's Amended
                                           Quarterly Report on Form 10-QSB/A for the quarter
                                           ended June 30, 1999 filed with the Securities and
                                           Exchange Commission under the Securities Act of 1933,
                                           as amended).

                        4.4                Specimen certificate evidencing shares of common stock
                                           of the Registrant (Incorporated by reference to
                                           Exhibit 4.5 to the Registrant's Registration Statement
                                           on Form S-3 (File No. 333-72429) filed with the
                                           Securities and Exchange Commission under the
                                           Securities Act of 1933, as amended (the "1999 Form
                                           S-3")).

                        4.5                Specimen certificate evidencing Redeemable Common Stock
                                           Purchase Warrant (Incorporated by reference to Exhibit
                                           4.13 to the 1999 Form S-3).

                        4.6                Form of Warrant Agreement (Incorporated by reference to
                                           Exhibit 4.14 to the 1999 Form S-3).

                        4.7                Form of First Amendment to Warrant Agreement dated
                                           August 2000 by and among the Registrant,
                                           EarlyBirdCapital, Inc. and Continental Stock Transfer &
                                           Trust Company (Incorporated by reference to Exhibit 4.2
                                           to the Registrant's Current Report on Form 8-K dated
                                           August 25, 2000 and filed with the Securities and
                                           Exchange Commission on August 28, 2000 under the
                                           Securities Exchange Act of 1934, as amended (the "August
                                           2000 8-K")).

                        4.8                Specimen certificate, as supplemented, evidencing
                                           Redeemable Stock Purchase Warrant (Incorporated by
                                           reference to Exhibit 4.4 to the August 2000 8-K).

                        4.9                Form of Placement Agent's Purchase Option (Incorporated by
                                           reference to Exhibit 4.5 to the August 2000 8-K).

                        5.1*               Opinion of Shaw Pittman.

                       10.1                Form of Agency Agreement dated August 2000 by and between
                                           the Registrant and EarlyBirdCapital, Inc. (Incorporated by
                                           reference to Exhibit 4.0 to the August 2000 8-K).

                       10.2                Form of Subscription Agreement/Investor Information
                                           Statement dated August 2000 by and among the Registrant and certain Investors (Incorporated by reference to Exhibit 4.1 to the August 2000 8-K).

                       10.3                Form of Escrow Agreement dated August 2000 by and among the
                                           Registrant, EarlyBirdCapital, Inc. and Continental Stock
                                           Transfer & Trust Company (Incorporated by reference to
                                           Exhibit 4.3 to the August 2000 8-K).

                       23.1*               Consent of Shaw Pittman (included in Exhibit 5.1).

                       23.2*               Consent of PricewaterhouseCoopers LLP.

                         24                Power of Attorney (included on the signature page of this
                                           registration statement).

----------

*   Filed herewith.


ITEM 17.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:


                   1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;


                           (i)      To include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933;


                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.


                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                            provided, however, that paragraphs 1(i) and 1(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of l934 that are incorporated by reference in the registration statement.

                   2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                   3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


                   4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                   5. Insofar as indemnification for arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies it has reasonable grounds to believe it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Rockingham, New Hampshire, on October 12, 2000.

                                         VIDEO NETWORK COMMUNICATIONS, INC.

                                         By:  /s/ CARL MUSCARI
                                              ----------------
                                         Carl Muscari
                                         President and Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carl Muscari and Robert H. Emery and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and any or all other documents in connection therewith, and to file the same, with all exhibits thereto, with the Securities and Exchange Commission, granting unto said authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as might or could be done in person, hereby ratifying and confirming all said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

    SIGNATURES                                                       TITLE                                 DATE
-----------------------------                               --------------------------                 ------------
/s/ CARL MUSCARI                                            President and Chief Executive              October 12, 2000
----------------                                             Officer and Director
Carl Muscari                                                 (Principal Executive Officer)


/s/ ROBERT H. EMERY                                         Chief Financial Officer and Vice           October 12, 2000
-------------------                                          President, Administration
Robert H. Emery                                              and Secretary (Principal
                                                             Financial and Accounting Officer)
                                                              Officer)

/s/ JAMES F. BUNKER                                         Chairman of the Board of Directors         October 12, 2000
-------------------
James F. Bunker

/s/ EUGENE R. CACCIAMANI                                    Director                                   October 12, 2000
------------------------
Eugene R. Cacciamani

/s/ RICHARD S. FRIEDLAND                                    Director                                   October 12, 2000
------------------------
Richard S. Friedland

/s/ QUENTIN R. LAWSON                                       Director                                   October 12, 2000
---------------------
Quentin R. Lawson

/s/ STEVEN A. ROGERS                                        Director                                   October 12, 2000
--------------------
Steven A. Rogers

                                  EXHIBIT INDEX


                                                                EXHIBITS
                                           ---------------------------------------------
                        4.1                Fourth Amended and Restated Certificate of Incorporation
                                           of the Registrant (Incorporated by reference to Exhibit
                                           3.1 of the Registrant's Quarterly Report on Form 10-QSB
                                           for the quarter ended September 30, 1999 filed with the
                                           Securities and Exchange Commission under the Securities
                                           Act of 1933, as amended).

                        4.2                Amended and Restated Bylaws of the Registrant
                                           (Incorporated by reference to Exhibit 3.2 to the
                                           Registrant's Registration Statement on Form SB-2 (File
                                           No. 333-20625) filed with the Securities and Exchange
                                           Commission under the Securities Act of 1933, as
                                           amended).

                        4.3                Amendment to Amended and Restated Bylaws of the
                                           Company effective June 8th, 1999 (Incorporated by
                                           reference to Exhibit 3.4 of the Registrant's Amended
                                           Quarterly Report on Form 10-QSB/A for the quarter
                                           ended June 30, 1999 filed with the Securities and
                                           Exchange Commission under the Securities Act of 1933,
                                           as amended).

                        4.4                Specimen certificate evidencing shares of common stock
                                           of the Registrant (Incorporated by reference to
                                           Exhibit 4.5 to the Registrant's Registration Statement
                                           on Form S-3 (File No. 333-72429) filed with the
                                           Securities and Exchange Commission under the
                                           Securities Act of 1933, as amended (the "1999 Form
                                           S-3")).

                        4.5                Specimen certificate evidencing Redeemable Common Stock
                                           Purchase Warrant (Incorporated by reference to Exhibit
                                           4.13 to the 1999 Form S-3).

                        4.6                Form of Warrant Agreement (Incorporated by reference to
                                           Exhibit 4.14 to the 1999 Form S-3).

                        4.7                Form of First Amendment to Warrant Agreement dated
                                           August 2000 by and among the Registrant,
                                           EarlyBirdCapital, Inc. and Continental Stock Transfer &
                                           Trust Company (Incorporated by reference to Exhibit 4.2
                                           to the Registrant's Current Report on Form 8-K dated
                                           August 25, 2000 and filed with the Securities and
                                           Exchange Commission on August 28, 2000 under the
                                           Securities Exchange Act of 1934, as amended (the "August
                                           2000 8-K")).

                        4.8                Specimen certificate, as supplemented, evidencing
                                           Redeemable Stock Purchase Warrant (Incorporated by
                                           reference to Exhibit 4.4 to the August 2000 8-K).

                        4.9                Form of Placement Agent's Purchase Option (Incorporated
                                           by reference to Exhibit 4.5 to the August 2000 8-K).

                        5.1*               Opinion of Shaw Pittman.

                       10.1                Form of Agency Agreement dated August 2000 by and
                                           between the Registrant and EarlyBirdCapital, Inc.
                                           (Incorporated by reference to Exhibit 4.0 to the August
                                           2000 8-K).

                       10.2                Form of Subscription Agreement/Investor Information
                                           Statement dated August 2000 by and among the Registrant
                                           and certain Investors (Incorporated by reference to
                                           Exhibit 4.1 to the August 2000 8-K).

                       10.3                Form of Escrow Agreement dated August 2000 by and
                                           among the Registrant, EarlyBirdCapital, Inc. and
                                           Continental Stock Transfer & Trust Company
                                           (Incorporated by reference to Exhibit 4.3 to the
                                           August 2000 8-K).

                       23.1*               Consent of Shaw Pittman (included in Exhibit 5.1).

                       23.2*               Consent of PricewaterhouseCoopers LLP.

                         24                Power of Attorney (included on the signature page of
                                           this registration statement).


----------

*    Filed herewith.